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April 8, 1998


Mr. Edward T. Foley
444 Lunalilo Home Road
Honolulu, Hawaii 96825

Dear Mr. Foley:

     This will confirm the following amendments to the Release and Separation Agreement, dated August 13, 1997, and the Consultant Agreement (Exhibit "A-1" attached to the Release and Separation Agreement), between yourself and C. Brewer Homes.

I.   AMENDMENT TO RELEASE AND SEPARATION AGREEMENT

     Paragraph 1 of the Release and Separation Agreement shall be amended to read as follows, and with the exception of this amendment, the Release and Settlement Agreement remains unchanged:

1. Employment Term and Last Day of Active Service. Your last day of active service as Executive Vice President and Chief Financial Officer with the Company will be at the discretion of the Company's Board of Directors, but shall be no later than June 30, 1998; in any event, you expressly understand that the Company reserves the right to terminate your employment for cause at any time. During the remainder of your employment your duties will generally continue as in your previous employment with the Company and will include, but will not be limited to, the following: preparation and submission of SEC reports; preparation of press releases; management of cash; duties related to the completion of certain transaction(s), as designated by the Company's Board of Directors; and any other duties normally performed by the Chief Financial Officer. These duties shall be performed in a diligent and professional manner.

     During the remaining term of your employment, your work locations will generally be divided between Oahu and CBHI headquarters on Maui. You shall be reimbursed for parking expenses on Oahu up to an amount of $150.00 per month for the months of April 1998, May 1998, and June 1998, should you remain in employment during those months. Your compensation will remain unchanged, with a salary of eleven thousand, two hundred and fifty dollars ($11,250.00) per month, stock options (25,000 shares at $9.75 and 10,000 shares at $2.0625), and standard Company benefits. Notwithstanding the foregoing, however, in connection with the merger of C. Brewer Homes, Inc. and Mauna Loa Macadamia Partners, L.P., you will agree to cancel such stock options and receive a cash settlement for each unexercised in-the-money option immediately prior to the date of the consummation of the merger in accord with the Stock Cancellation and Replacement Agreement.


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Mr. Edward T. Foley
April 8, 1998
Page 2


     In addition, should the merger of C. Brewer Homes, Inc. and Mauna Loa Macadamia Partners, L.P. be completed by September 30, 1998, you shall receive a cash bonus payment of fifty thousand dollars ($50,000.00), in lieu of participation in MICP. You shall not accumulate any further vacation time and hereby agree to waive any and all rights that you may have to accrued vacation pay, or any vacation pay which may subsequently accrue pursuant to the Company's vacation policy, in return for a lump sum payment of $22,500.00 on the date of your separation from employment, if such date occurs before June 30, 1998, or a lump sum payment of $33,750.00 if the date of your separation from employment is June 30, 1998.

II.  AMENDMENT TO THE CONSULTANT AGREEMENT

     Exhibit B-1 of the Consultant Agreement shall be amended to read as follows, and with the exception of this amendment, the Consultant Agreement remains unchanged:

                         Exhibit B-1
                         Fees

     For the duration of the Consultant Agreement, Consultant will receive $11,250.00 per month for services performed under this Agreement. If Consultant provides more than ten (10) hours of consulting time in a month, Consultant will be paid at an hourly rate to be mutually agreed upon by the Company and Consultant. All consultant fees will be payable on the last day of every month during the term of this Agreement.

     Please review the above and indicate your acceptance of these amendments by signing as indicated below. Thank you for your attention to this matter.

                                        C. Brewer Homes, Inc.

                                        By     /s/  Seth A. Bakes
                                           -------------------------------------
                                                  SETH A. BAKES
                                           President and Chief Executive Officer

AGREED AND ACCEPTED:

  /s/  Edward T. Foley
---------------------------------------------
     EDWARD T. FOLEY
Executive Vice President Chief Financial Officer

Date:  April 8, 1998